                   POOL REINSURANCE AGREEMENT NO. __________
                          EFFECTIVE ________________

                                    between

                        PHOENIX LIFE INSURANCE COMPANY
                                      of
                           East Greenbush, New York

                                      and

                       PHOENIX LIFE AND ANNUITY COMPANY
                                      of
                             Hartford, Connecticut

                                      and

                        PHL VARIABLE INSURANCE COMPANY
                                      of
                             Hartford, Connecticut

                        Collectively as Ceding Company

                                      and

                           ________________________
                                 as Reinsurer

                               TABLE OF CONTENTS

Article I     Scope of the Agreement                                    Page 1
                Parties to the Agreement
                Effective Date of the Agreement
                Entire Agreement
                Duration of the Agreement

Article II    Reinsurance Coverage                                      Page 2
                Automatic Reinsurance
                Facultative Reinsurance
                Basis of Reinsurance

Article III   Procedures                                                Page 3

Article IV    Liability                                                 Page 4

Article V     Reinsurance Premium Rates and Payments                    Page 5

Article VI    Changes to the Reinsurance                                Page 7

Article VII   Recapture                                                 Page 9

Article VIII  Claims                                                    Page 11

Article IX    Arbitration                                               Page 13

Article X     Insolvency                                                Page 15

Article XI    Offset                                                    Page 15

Article XII   Inspection of Records                                     Page 16

Article XIII  Letter of Credit                                          Page 16

Article XIV   Confidentiality                                           Page 17

Article XV    Miscellaneous                                             Page 18

Article XVI   Execution of the Agreement                                Page 20

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                                   EXHIBITS

Exhibit A  Reinsurance Coverage
           Retention Limits
           Automatic Acceptance Limits
           Reserves
           Exclusions to Automatic Reinsurance Coverage, including Jumbo Limits

Exhibit B  Reinsurance Administration

Exhibit C  Reinsurance Rates and Allowances

Exhibit D  Temporary Insurance Receipt Liability

                      ARTICLE I - SCOPE OF THE AGREEMENT

1. Parties to the Agreement

   The parties to this Agreement are Phoenix Life Insurance Company and Phoenix Life and Annuity Company and PHL Variable Insurance Company (collectively referred to as ceding company, we, us and our) and ____________. (as reinsurer, referred to as you and your). The parties mutually agree to transact reinsurance according to the terms of this Agreement. This Agreement is for indemnity reinsurance and you and we are the only parties to the Agreement. There will be no right or legal relationship whatsoever created by this Agreement in any other person having an interest of any kind in policies that are reinsured under this Agreement.

   We agree that we will not make you a party to any litigation between any such third party and us. Neither party will disclose the other's name to these third parties with regard to the agreements or transactions that are between our companies, unless prior written approval is obtained from the other party.

2. Effective Date of the Agreement

   This Agreement will go into effect at ____________ and will cover policies placed on and after that date.

3. Entire Agreement

   The text of this Agreement and all Exhibits, Schedules and Amendments appended hereto constitute the entire agreement between the parties. There are no other understandings or agreements between us regarding the policies reinsured other than as expressed in this Agreement.

4. Modification of the Agreement

   The parties may modify this Agreement, only by means of a written amendment to this Agreement which has been signed by all parties.

5. Duration of the Agreement

   The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new issues at any time by giving the other ninety calendar days prior written notice. You will continue to accept new reinsurance during the ninety-day period.

   Existing reinsurance will not be affected by the termination of this Agreement for new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the policy on which reinsurance is based, as long as we continue to pay reinsurance premiums as shown in Article V (Reinsurance Premium Rates and Payments), unless otherwise terminated in accordance with the terms of this Agreement. However, you will not be held liable for any claims or premium refunds which are not reported to you within one hundred eighty days following the termination or expiry of the last cession remaining reinsured under this Agreement.

6. Compliance

   This Agreement applies only to the issuance of insurance by us in a jurisdiction in which we are properly licensed.

   The parties represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and the parties will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.

                       ARTICLE II - REINSURANCE COVERAGE

1. Automatic Reinsurance

   You will accept automatically reinsurance of death benefits on our individually underwritten life policies on any permanent resident of the United States or Canada, in agreement with the provisions and limitations shown in Exhibit A (Reinsurance Coverage). The individual risk must be underwritten in accordance with our standard underwriting practices and guidelines which are in effect at the time the policy and/or benefit(s) is underwritten.

   You will also accept automatically reinsurance of riders and supplementary benefits written with the covered death benefits, but only to the extent that we specifically list the riders and supplementary benefits in Exhibit A, Part I.

   We have the right to modify our retention shown in Exhibit A, at any time. If our retention limits are reduced as a result of the modification, we will notify you in writing before you are required to reinsure on the basis of the reduced retention limits for new business issued after the effective date of the retention change. We will prepare a treaty amendment which both parties will sign as evidence of your agreement to the reduction in retention limits.

   You have the right to amend the Automatic Acceptance Limits shown in Exhibit A, if we modify our retention limits. You also may reserve the right to modify the Automatic Acceptance Limits if we elect to participate in any other arrangement(s) to secure additional automatic binding capacity.

2. Facultative Reinsurance

   If we wish to submit a risk not covered automatically under this Agreement, or if we wish your advice on any application, we may submit and you will consider the risk on a facultative basis.

3. Basis of Reinsurance

   Reinsurance under this Agreement will be on a Yearly Renewable Term basis for the net amount at risk on the portion of the original policy that is reinsured with you. The net amount at risk for any policy period will be calculated according to Exhibit C.

   Riders or supplementary benefits ceded with death benefits will be reinsured as shown in Exhibit C.

                           ARTICLE III - PROCEDURES

1. Automatic Reinsurance

   Individual notification for the placement of automatic reinsurance will not be necessary. Subject to Article V (Reinsurance Premium Rates and Payments) and Exhibit B (Reinsurance Administration), new business or changes to existing reinsurance will be shown on our periodic billing report.

2. Facultative Reinsurance

   When we wish to submit a risk for facultative consideration, we will send you a reinsurance application form along with copies of all the information we have regarding the insurability of the risk. You will review the information and notify us of your decision promptly.

   After you have given us your unconditional offer to reinsure a risk, we will confirm in writing our acceptance of your offer and the placement of the reinsurance. Our confirmation must be sent on or before the expiration date you specify in your offer to reinsure. Your offer will expire at the end of one hundred twenty (120) days, unless otherwise specified by you.

   We may request an extension of the expiration period shown in your offer, by written request. If you agree, you will give us written confirmation of the extension. Any such extension will terminate automatically, if not previously accepted by us, on the expiration date shown on the extension.

3. Policy Expenses

   We will bear the expenses of all medical examinations, inspection fees and other charges incurred in connection with reinstatements or reentries.

4. Reference Materials

   Upon request we will provide you with any reference materials which you may require for proper administration of cessions under this Agreement. All information will be subject to the confidentiality and privacy requirements set forth in Article XIV (Confidentiality).

                   ARTICLE IV - COMMENCEMENT OF REINSURANCE

1. Automatic Reinsurance

   Your liability for cessions ceded automatically under this Agreement will begin and end simultaneously with our contractual liability for the policy on which reinsurance is based, unless otherwise terminated in accordance with this agreement, subject to the Agreement effective date shown in
   Article I (Scope of the Agreement), Section 2.

2. Facultative Reinsurance

   Your liability for facultative reinsurance which you offer and which we accept will begin and end simultaneously with our liability for the policy on which reinsurance is based.

3. Continuation of Liability

   Continuation of your liability is conditioned on our payment of reinsurance premiums as provided in Article V (Reinsurance Premium Rates and Payments) and is subject to Article VI (Changes to the Reinsurance) and Article VII (Recapture), and Article I (Scope of the Agreement).

5. Temporary Insurance Receipt Liability

   You will not be liable for losses under the terms of a Temporary Insurance Receipt.

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              ARTICLE V - REINSURANCE PREMIUM RATES AND PAYMENTS

1. Reinsurance Rates

   Reinsurance premium rates that we will pay you for business reinsured under this Agreement are shown in Exhibit C. The reinsurance premium rate payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period.

   For reasons relating to deficiency reserve requirements by the various state insurance departments, the rates shown in Exhibit C cannot be guaranteed for more than one year. While you anticipate that the reinsurance rates shown in Exhibit C will continue to be charged, it may become necessary for you to charge a rate that is the greater of the rate from Exhibit C or the corresponding statutory net premium rate based on _________________. If you choose to increase the rates in Exhibit c, we reserve the right to terminate reinsurance and recapture all business reinsured under this Agreement as of the date the rates were increased. The recapture will be without penalty.

   Procedures and details of the reinsurance rate calculation for any benefits or riders ceded under this Agreement are shown in Exhibit C.

   All financial transactions under this Agreement will be in United States dollars, unless we mutually agree in writing to use other currencies.

2. Payments

   We will self-administer the periodic reporting of our statements of account and payment of balances due to you as shown in Exhibit B.

   Within thirty days after the close of each reporting period, we will send you a statement of account for that period along with payment of the premium due. If the statement of account shows a net balance due us, you will remit that amount to us within thirty days of your receipt of the statement of account.

   Our timely payment of reinsurance premiums is a condition precedent to your continued liability. If we have not paid the balance due you by the thirty-first day following the close of the reporting period, you have the right to give us thirty days' written notice of your intention to terminate the reinsurance on which the balance is due and unpaid. At the end of this thirty-day period, your liability will automatically terminate for all reinsurance on which balances remain due and unpaid, (the "termination date"). Even though you have terminated the reinsurance, we will continue to be liable for the payment of unpaid premium balances through the termination date, along with interest charges calculated from the due date shown above to the date of payment. We agree that we will not force termination under the provisions of this paragraph to avoid the recapture requirements, or to transfer the block of business reinsured to another reinsurer.

   If we overpay a reinsurance premium and you accept the overpayment, your acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, you will be liable to us for a credit in the amount of the overpayment, without interest.

   If we fail to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined in Article VI, the amount of reinsurance coverage provided by you shall not be reduced. However, once the underpayment is discovered, we will be required to pay you the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions above.

   Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

   We may reinstate reinsurance terminated for non-payment of premium at any time within sixty days of the termination date, by paying you all premium in full. However, you will have no liability for claims incurred between the termination date and the reinstatement date, subject to requirements of
   Article VI.

3. Tax Reimbursements

   A. Premium Tax

   Details of any reimbursement of premium taxes that we pay on behalf of reinsurance payments to you are shown in Exhibit C, Section VIII (Premium Taxes).

   B. DAC Tax

   The following will be effective where applicable:

    1. The parties mutually agree to the following pursuant to Section 1.848-2
       (g) (8) of the Income Tax Regulation issued December 29, 1992 under
       Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for all taxable years for which this Agreement remains in effect.

       The terms used in this Section are defined in Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to either net consideration as defined in Section 1.848-2 (f) or "gross premium and other consideration" as defined in Section 1.848-3
       (b), as appropriate.

    a) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the General Deductions Limitation of IRC Section 848 (c) (1).

    b) The parties mutually agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also mutually agree to exchange information otherwise required by the Internal Revenue Service.

4. Experience Refund

   Details of any Experience Refund payable to us will be shown in Exhibit C,
   Section XI (Experience Refund).

                    ARTICLE VI - CHANGES TO THE REINSURANCE

1. Errors and Oversights

   If either party fails to comply with any of the provisions of this Agreement because of an unintentional oversight or misunderstanding in the administration of this Agreement, the underlying status of this Agreement will not be changed. The parties will be restored to the position they would have occupied had no such oversight nor misunderstanding occurred.

2. Misstatement of Age or Sex

   If the misstatement of the age or sex of a reinsured life causes an increase or reduction in the amount of insurance in the policy, the parties will share in the change in proportion to the original liabilities as of the time the policy was issued.

3. Changes to the Policy

    a) All changes - If any change is made to the policy, the reinsurance will change accordingly. We will notify you of the change if it affects the reinsurance of this policy and the appropriate premium adjustment, on our periodic statement of account.

    b) Increases - If the amount at risk increases because of a change in the policy, we will need your approval only if the increase causes the amount reinsured to exceed the Automatic Acceptance Limits shown in Exhibit A, Part III. If your approval is necessary, we will send you copies of all papers relating to the change in coverage.

    c) Extended Term and Reduced Paid-Up Insurance - If any policy reinsured under this Agreement converts to Extended Term Insurance or Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the continuing provisions of the policy. Reinsurance payments for the adjusted policy will be calculated on the basis of the original issue age of the insured and the duration of the original policy at the time the adjustment became effective, i.e. point-in-scale basis.

    d) Any policy covered under this Agreement which undergoes conversion will continue to be covered under this Agreement. For the purposes of this Agreement, and unless otherwise specifically covered elsewhere, "conversions" will mean continuations, rollovers, exchanges, and/or internal replacements.

4. Reductions, Terminations and Reinstatements

   If any part of the coverage on a life reinsured under this Agreement is reduced or terminated, the amount reinsured will also be reduced or terminated to the extent that we will continue to maintain our appropriate retention limit based on issue age and table rating of insured as shown in Exhibit A. We will not be required to assume amounts in excess of the retention limit that was in force when the affected policy or policies were issued.

   Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the issuing company policy that is in force at the time that the reductions and terminations take place, or by operation of the policy's terms.

   If a policy reinsured under this Agreement is lapsed or terminated, the reinsurance of such policy will also terminate. If a policy automatically reinsured lapses and is reinstated in accordance with our standard rules and procedures, reinsurance for the amount at risk effective at the time of the lapse will be reinstated automatically at the date of reinstatement of the policy. We will send you copies of our reinstatement papers only upon request.

   We have the authority to reinstate a policy reinsured under this Agreement on a facultative basis without your prior approval when:

    a) we have kept our maintained our maximum available retention as shown in Exhibit A, at the time reinsurance was required.

    b) the reinsured amount falls within the automatic acceptance limits shown in Exhibit A.

   Otherwise, we will need your prior review and approval for reinstatement of any facultative reinsurance. We will send you prompt written notice of our intention to reinstate the policy along with copies of the reinstatement papers required by our standard rules and procedures. The reinsurance will be reinstated at the same time as the policy, subject to your written approval of the reinstatement.

   We will notify you of all reinstatements on our periodic statement of account and we will pay all reinsurance payments due from the date of reinstatement to the date of the current statement of account. Thereafter, reinsurance payments will be in accordance with Article V (Reinsurance Premium Rates and Payments).

5. Risk Classification Changes

   If the policyholder requests a substandard table rating reduction or removal of a flat extra, such change will be underwritten by us in accordance with our standard underwriting guidelines, practices, and procedures for risk selection, a communicated to you at the time of pricing, as well as any subsequent material changes to these guidelines, practices, and procedures that have been consented to in writing by you.

6. Policy Loans

   You do not participate in policy loans nor other forms of indebtedness on policies reinsured under this Agreement; therefore, policy loans do not affect the Reinsurance Death Benefit.

                            ARTICLE VII - RECAPTURE

1. Basis of Recapture

   Recapture will be allowed under this Agreement only as specifically stated under Articles I and X, or under the following circumstances:

    a) You elect to increase the premium rates shown in Exhibit C, on in force business: or

    b) We increase the retention limits shown in Exhibit A.

   Policies will be eligible for recapture under paragraph b) above when the policy has been in force under this Agreement for the Recapture Period shown in Exhibit C, Section IX (Recapture Period). The recapture period will always be measured from the original policy issue date. Policies will be eligible for recapture under paragraph a) above as of the effective date of the rate increase, regardless of issue date. The recapture will be without penalty.

2. Method of Recapture

   If we elect to recapture because you have increased reinsurance rates, the recapture will be effective as of the effective date of the rate increase, regardless of issue date.

   If we elect to recapture due to an increase in our retention limits, we will give you written notice of our intention to recapture within ninety days of the effective date of our retention increase.

   When we have given you written notice of our intent to recapture, and the date that we will begin the process of recapture, the following procedures as applicable to the Basis of Recapture undertaken will apply:

    a) All eligible policies will be recaptured;

    b) The effective date of the recapture will be the next anniversary date of each eligible policy;

    c) Reinsurance on each eligible policy will be reduced by an amount that will increase our retention to the current limit set forth in Exhibit A;

    d) Recapture will not be made on a basis that may result in any anti-selection against the Reinsurer.

   If we increase our retention limits shown in Exhibit A, the percentage of the risk reinsured will reduce proportionately. If reinsurance was placed with more than one reinsurer, each reinsurer's percentage will be reduced in the same proportion that each reinsurer's original percentage bore to the total percentage reinsured.

   If we omit or overlook the recapture of any eligible policy or policies, your acceptance of reinsurance premiums after the date the recapture would have taken place will not cause you to be liable for the amount of the risk that would have been recaptured. You will be liable only to refund any such reinsurance premiums received, without interest.

   If our retention limits increase is due to our purchase by or purchase of another company, or our merger, assumption or any other affiliation with another company, no immediate recapture will be allowed. However, we may recapture eligible policies once the Recapture Period set out in Exhibit C has expired.

                             ARTICLE VIII - CLAIMS

1. Notice of Claim

   Claims will be reported and administered on a bulk basis. We will give you notification of all incurred and settled claims on our monthly statement of account. Notification of rescission of policies where the insured is still alive will be provided in writing.

2. Settlement of Claims

   Claim payments will be applied against premium payments. If the amount of claims payment due us exceeds the amount of premium payment due you, you will remit the balance due us within thirty days of your receipt of the statement of account. You will accept our good faith decision in settling any claim except as specified in this Article.

   We will provide you with claim documentation of Death Certificate, Beneficiary Statement, Statement of Benefits, and upon request, a copy of the entire claim file, for all contestable claims. Your consultation privileges will not impair our freedom to determine the proper action on and settlement of the claim.

   Our claim settlements will be administered according to the standard procedures we apply to all claims, whether reinsured or not.

3. Claim Expenses

   Except as provided in Article VIII, Section 4, you will pay your proportionate share of any interest paid to the claimant on death benefit proceeds according to our practices and either at the same rate that we use, or at the rate prescribed by state law in connection with the settlement of a claim.

   Your share of claim expenses will be in the same proportion that your original liability bears to our original liability. These expenses include, but are not limited to, investigative expenses, attorney's fees, penalties and interest imposed automatically by statute and risking solely out of a judgement rendered against us in a suit for policy benefits.

   We will be responsible for and shall not hold you responsible for payment of the following claim expenses:

    a) routine administrative expenses for the home office or elsewhere, including our employees' salaries;

    b) expenses incurred in connection with any dispute or contest arising our of a conflict in claims of entitlement to policy proceeds or benefits which we admit are payable.

4. Contested Claims

   We will promptly notify you if we intend to contest, compromise or litigate a claim covered by this agreement.

    a) If you prefer not to participate in the contest, you will notify us of your decision within fifteen days of your receipt of all documents requested, and you will immediately pay us the full amount of reinsurance due. Once you have paid your reinsurance liability, you will not be liable for any legal and/or investigative expenses and you will have no further liability for those expenses described in subparagraph b, below, which are associated with the contest, compromise or litigation of a claim.

    b) When you agree to participate in a contest, compromise or litigation involving reinsurance, we will give you prompt notice of the beginning of any legal proceedings involving the contested policy. We will promptly furnish you with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy.

    c) You will share in the payment of reasonable investigative and attorneys' fees in the same proportion as your original liability bears to our original liability prior to the contest of the claim. In addition you will share in payment of any penalties and interest imposed automatically against us by statute and arising solely out of a judgement rendered against us in a suit or a settlement for policy benefits relating to a contested claim, in the same proportion as your original liability bears to our original liability prior to the contest of the claim. You will not reimburse expenses associated with non reinsured policies.

    d) If our contest, compromise or litigation results in a reduction in the liability of the contested policy, you will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

5. Extra Contractual Damages

   The Reinsurer will not participate in punitive or compensatory damages that are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company, its agent, or representatives in connection with claims covered under this Agreement. The Reinsurer will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with claims covered under this Agreement if the Reinsurer has joined in the contest of the coverage in question.

   The parties recognize that circumstances may arise in which equity would require the Reinsurer to the extent permitted by law, to share proportionately in punitive and compensatory damages. Such circumstances are difficult to define in advance, but would generally be those situations in which the Reinsurer was an active party, and in writing, recommended, consented to, or ratified the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Ceding Company will share such damages so assessed, in equitable proportions.

   For the purposes of this Article, the following definitions will apply:

   "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

   "Compensatory Damages" are those amounts to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

   "Statutory Penalties" are those amounts awarded as a penalty, but are fixed in amount of statute.

                           ARTICLE IX - ARBITRATION

1. Basis for Arbitration

   The parties to this Agreement understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and reinsurance industry. While the parties agree to act in good faith in our dealings with each other, it is understood and recognized that situations may arise in which agreement cannot be reached.

   In the event that the parties cannot resolve any dispute to their mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

2. Negotiation

   Within ten days after one of the parties has given the other the first written notification of the specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

   If the officers cannot resolve the dispute within thirty days of their first meeting, it is agreed that the dispute will be submitted to formal arbitration. However, the parties may agree in writing to extend the negotiation period.

3. Arbitration Proceedings

   No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give written confirmation that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

   An arbitration panel consisting of three past or present officers of life insurance or reinsurance companies not affiliated with any of the parties in any way will settle the dispute. The party seeking arbitration will appoint one arbitrator and give notice of such appointment to the other party, who must appoint its arbitrator within 30 days of receiving such notice. If the notified party does not select its arbitrator by the expiration of the 30 days, the party giving notice may appoint a second arbitrator. The two arbitrators will select a third. If the two arbitrators cannot agree on the choice of a third within 30 days of their appointment, each arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

   The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of the American Arbitration Association which are in effect at the time the arbitration begins.

   The arbitration will take place in Hartford, Connecticut unless mutually agreed otherwise.

   The parties to this Agreement may agree to extend any of the negotiation or arbitration periods.

   Within sixty days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding and there will be no further appeal, except that either party may petition any court having jurisdiction regarding the award rendered by the arbitrators.

   Each party will pay the fees of its own attorneys, the arbitrator appointed by the party, and all other expenses connected with the presentation of its own case. The two parties will share equally in the cost of the third arbitrator. The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

                            ARTICLE X - INSOLVENCY

1. If we are judged insolvent, you will pay all reinsurance under this Agreement directly to us, our liquidator, receiver or statutory successor on the basis of your liability under the policy or policies reinsured without dimunition because of our insolvency. It is understood, however, that in the event of our insolvency the liquidator, receiver or statutory successor will give you written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, you may investigate and interpose at your own expense in the proceedings where the claim is to be adjudicated, any defense which you may deem available to us, our liquidator, receiver or statutory successor. It is further understood that the expense you incur will be chargeable, subject to court approval, against us as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to us solely as a result of the defense you have undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest, determined in proportion to each reinsurer's share of the risk, elect to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though we had incurred the expense.

2. If you are deemed insolvent by the Insurance Commissioner of your state of domicile, you will be bound by any legal directions imposed by your liquidator, receiver or statutory successor. However, if not in conflict with such legal directions, at our option and with prior written notice we may terminate your rights and duties under this Agreement, in which case we will be under no obligation to make future premium payments to you, your liquidator, receiver or statutory successor. However, you, your liquidator, receiver or statutory successor will be liable for any claim payments or refunds of premiums which remain outstanding.

                              ARTICLE XI - OFFSET

   Either party to this Agreement may offset any balances, whether on account of premiums, allowances, claims or expenses due from one party to the other as respects business reinsured under this Agreement.

                      ARTICLE XII - INSPECTION OF RECORDS

   Either party to this Agreement will have the right at any reasonable time to inspect the original papers, records, books, files or other documents relating directly or indirectly to the reinsurance coverage under this Agreement.

                        ARTICLE XIII - LETTER OF CREDIT

   In the event that we are not permitted by any state, territory or the District of Columbia to take credit on our Annual Statement for all or a part of the coverage we cede to you, then unless you have arranged to secure your own obligation under this Agreement in some other manner which meets the approval of that regulatory authority, you are obligated to promptly obtain a clean, unconditional, irrevocable Letter of Credit for our benefit. The Letter of Credit will be issued by a qualified financial institution within the meaning of applicable state law in an amount equal to the reserves ceded to you and will be in a form we find acceptable. You will bear the cost of the Letter of Credit.

   It is understood that we may draw on the Letter of Credit at any time, notwithstanding any other provisions in this Agreement.

   We undertake to use and apply any amount which we may draw upon the Letter of Credit pursuant to the terms of this Agreement under which the Letter of Credit is held, and only for the following purposes:

    a) To pay your share or to reimburse us for your share of unearned premium or any liability for loss ceded by this Agreement;

    b) To make refund of any sum which is in excess of the actual amount required to pay your share of any unearned premium or liability ceded under this Agreement;

    c) To pay other amounts due us under this Agreement.

   We agree to return to you any amounts drawn on Letters of Credit which are in excess of the actual amounts required for a) or b) above, or in the case of c) above, any amounts as are subsequently determined not to be due.

   The amounts drawn under any Letter of Credit will be applied without diminution because of the insolvency of either party. The financial institution shall have no responsibility whatsoever in connection with the propriety of withdrawals we make or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of our properly authorized representatives.

                         ARTICLE XIV - CONFIDENTIALITY

1. You will hold in trust for us and will not disclose or cause to be disclosed to any non-party to this Agreement any of our confidential information. Confidential information is information which relates to policy owner data, experience information (including but not limited to mortality and/or lapse information), and any other information considered nonpublic personal information as defined under statute or state law, risk selection guidelines, any and all information contained in our current and future underwriting manuals, trade secrets, research, products and business affairs, but does not include:

    a) Information which is generally known or easily ascertainable by non-parties of ordinary skill.

    b) Information acquired from non-parties who have no confidential commitment to either party to this Agreement.

    c) Information which was independently developed without violating any known confidentiality obligations and without the use of any Confidential Information.

   You will take all necessary and appropriate measures to ensure that your employees and agents abide by the terms of this Article

2. Confidential information as defined above may be shared or used by you within your organization and with a third party only if required to administer or perform services under this agreement. If required by law, you agree that you will enter into a written agreement with such third parties not to disclose our confidential information, before you share confidential information with such third parties. You will take all necessary and appropriate measures to ensure that your employees and representatives abide by the terms of this agreement.

3. Upon termination of service for the Phoenix, all confidential information must be disposed of in a responsible manner. You agree to return all records and copies of confidential information, in whatever form then existing, to the appropriate officers of the Company or to destroy such records in a responsible manner once the need for their retention expires. Upon request you will provide in writing, written certification that destruction of such records has occurred. In the event you are requested or required by law, regulation, or order, subpoena or civil process to disclose any confidential information, you agree that you provide Phoenix with an opportunity to take appropriate action.

4. Notwithstanding the foregoing, we agree that you may aggregate our data with that of other companies reinsured, on the condition that our data not be identified by our corporate name, logo or any other means. We also agree that you may make available any necessary data or information to your auditors, retrocessionaires, affiliates, or any governmental or administrative agencies in the course of their examination of your records, systems and procedures provided that they are (1) made aware by you that this is Confidential Information; and (2) agree to abide by the restrictions of this Agreement on further dissemination of said Confidential Information.

                        ARTICLE XV - FINANCIAL SOLVENCY

   This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties; their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this contract, the business reinsured, the underwriting and policy issues (rules, practices, and staff), the financial condition of the parties, studies and reports on the business reinsured, and the solvency of the parties.

   You or your representatives have the right at any reasonable time to inspect our records relating to this Agreement. Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. You have entered into this Agreement in reliance upon our representatives and warranties. We affirm that we have disclosed and will continue to disclose to you all matters material to this Agreement.

                          ARTICLE XVI - SEVERABILITY

   In the event that any provision or term of this Agreement shall be held by any court, arbitrator, or administrative agency to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

                          ARTICLE XV - MISCELLANEOUS

1. Assignment

   Rights and obligations of this Agreement cannot be assigned by either party unless mutually agreed to by all parties. The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this

   Agreement are bound by ongoing and continuing obligations and liabilities until the later of: this Agreement terminates; or the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2. Notices

   Any notices or other communications required or permitted hereunder shall be sufficiently given only if in writing and personally delivered or sent by mail, postage prepaid, by overnight courier, or by confirmed facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

   If to Ceding Company:

   Phoenix Life Insurance Company
   PHL Variable Insurance Company
   Phoenix Life and Annuity Company
   One American Row
   Hartford, CT 06102-5056

   If to Reinsurer:

   ----------------------------

3. Applicable Law

   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

4. Counterparts

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

                   ARTICLE XVI - EXECUTION OF THE AGREEMENT

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates shown below, by the respective officers duly authorized to do so.

PHOENIX LIFE INSURANCE COMPANY

PHOENIX LIFE AND ANNUITY COMPANY

PHL VARIABLE INSURANCE COMPANY


--------------------------
Signature

--------------------------
Title

--------------------------
Date of Signature

SCOR GLOBAL LIFE RE INSURANCE COMPANY OF TEXAS

------------------------------------------  -----------------------------------
Signature                                   Signature

------------------------------------------  -----------------------------------
Title                                       Title

------------------------------------------  -----------------------------------
Date of Signature                           Date of Signature

                                   EXHIBIT A
                           (Effective ____________)

                             REINSURANCE COVERAGE

I. REINSURANCE COVERAGE

   This Agreement will cover a ____ percent quota share of Death Benefits and Other Supplementary Benefits or Riders issued with Death Benefits, universal life, indexed universal life, variable universal life, and whole life (including single life, joint life and COLI products) that we issue directly and which is fully underwritten and in excess of the sum of our retention limit shown in this Exhibit. This includes increasing face amount or increasing term riders.

   Reinsurance will be placed automatically under this Agreement provided that:

   . The policies are placed on the Effective Date of Coverage of this Agreement or later

   . Each risk is classified using our individual underwriting standards that were in effect at the time the policy and/or benefit(s) is underwritten.

   .   Each insured life is a permanent resident of the United States or Canada.

   . We have maintained our maximum available retention on the life of the insured as shown below, at the time reinsurance is required.

   . The initial face amount or ultimate face amount (if Death Benefit Option C or Increasing Term Riders are used) is greater than Phoenix's maximum available retention at issue.

   Benefits and Riders that are covered under this Agreement:

   Individual Term, Increasing Term, Child Term, Family Term, Estate Term, Credit of Specified Amount upon Death of Covered Insured, Four Year Survivorship Term, Four Year Term, Flexible insurance Term, Death Benefit Option C.

   Reinsurance coverage will provide neither cash surrender values or loan values.

II. RETENTION LIMITS

A. Retention limits for Single Life and Joint First-to-Die policies:

                                                    Flat Extra <  Flat Extra >=
                                                    $10 per 1,000 $10 per 1,000
Ages                                       Standard   or _____       or ____
----                                       -------- ------------- -------------
 0 - 14
15 - 70
71 - 80
81 - 85
86 - 90

B. Retention limits for Joint Second-to-Die policies:

   Retention on Second-to-Die plans will be the larger of the two individual retentions, unless one life is uninsurable. Where one life is rated uninsurable, use the regular Single Life retention limits for the insurable life.

                                                    Flat Extra <  Flat Extra >=
                                                    $10 per 1,000 $10 per 1,000
Ages                                       Standard  or ______%   or ________%
----                                       -------- ------------- -------------
 0 - 14
15 - 70
71 - 80
81 - 85
86 - 90

C. Additional Notes:

    1) Retention for Civil Aviation Non-Rated Private Pilots is $________.

    2) Amounts used to calculate our retention will include the base policy, one year term additions (Optionterm and Fifth Dividend Option) and additional term insurance riders.

    3) When the initial amount of reinsurance required on a policy is $________ or less, we will retain that amount in addition to our regular retention limits.

    4) When the net amount at risk on all reinsurance cessions combined on an individual life falls below $________ all cessions on that life will terminate as of the first anniversary date that the total net amount at risk falls below $________.

III. AUTOMATIC ACCEPTANCE LIMITS FOR THE POOL

A. Single Life and First-to-Die Policies:

                                                    Flat Extra <  Flat Extra >=
                                                    $10 per 1,000 $10 per 1,000
Ages                                       Standard  or _______%   or _______%
----                                       -------- ------------- -------------
 0 - 14
15 - 70
71 - 80
81 - 85
86 - 90

B. Second-to-Die Policies:

                                                    Flat Extra <  Flat Extra >=
                                                    $10 per 1,000 $10 per 1,000
Ages                                       Standard  or _______%  or ________%
----                                       -------- ------------- -------------
 0 - 14
15 - 70
71 - 80
81 - 85
86 - 90

   . Automatic acceptance limits for joint life second-to-die plans will be based on the largest of the individual automatic acceptance limits.

   . Automatic acceptance limits for joint life first-to-die plans will be determined for each life individually and each life will be considered a separate policy. However, if the life reinsurance on either life exceeds the appropriate automatic acceptance limit for the issue age and table rating, neither life will be eligible for automatic reinsurance under this Agreement.

   . The Jumbo Limit is defined below. However, policies we issue on an automatic basis under other "No Jumbo" or "Guaranteed Capacity" programs will not be eligible for reinsurance under this arrangement.

   . Aviation risks for ages over 75 or less than 15, or rated greater than Table 6 must have an Aviation Exclusion Rider. Automatic Acceptance Limit for Aviation Risks is $________.

IV. EXCLUSIONS TO AUTOMATIC REINSURANCE COVERAGE

    Automatic reinsurance will not be available in the following situations:

    A. The policy has been submitted on a facultative, facultative obligatory or initial inquiry basis to you or to any other reinsurer within the last three (3) years.

    B. The risk is categorized as a Jumbo Risk.

    C. The policy has an ultimate face amount greater than $________.

    D. We have retained an amount less than our usual retention limits for the age and table rating of the insured.

    E. The substandard mortality assessment exceeds ____% or its equivalent with flat extra premium.

    F. Professional athletes that are a member of a team that is part of Major League Baseball, the National Football League, the National Basketball Association, or the National Hockey League will not be reinsured on an automatic basis.

    G. Military applicants serving in hazardous areas, alerted for or on orders to, or volunteering for service in hazardous areas.

    H. The aggregate amount of automatic reinsurance on one life in all Pools is greater than the Automatic Acceptance Limits shown in this Exhibit.

V. JUMBO LIMIT:

   For the purposes of this Agreement, the Jumbo Risk is defined as a policy for which our underwriting papers indicate that the total life insurance inforce and the ultimate face amount applied for on the insured's life exceeds $________. Jumbo limits for joint life second-to-die or joint life first-to-die plans will be determined for each life individually, considering the total amount in force and applied for on each life. If the total amount of insurance in force and ultimate face amount applied for on either life exceeds $________ the current application will be considered a jumbo risk.

   Phoenix must notify the Reinsurer whenever the total amount in force and the ultimate applied for exceeds $________.

   Exceptions for amounts to be replaced may only be made where:

    1. An existing permanent product is to be replaced, with or without a 1035 exchange, and the new issuing company has been provided with and filed an acceptable absolute assignment form, (where permitted), and/or

    2. An existing term product is to be replaced and the new issuing company has been provided with and filed an acceptable absolute assignment form (where permitted) and/or

    3. An internal replacement situation where the new issuing company is replacing a like amount of its in force coverage.

                                   EXHIBIT B
                            (Effective __________)

                          REINSURANCE ADMINISTRATION

Reinsurance administration and premium accounting will be on a self-administered basis. Premiums will be paid Annually.

For each Monthly reporting period, we will submit to you reports, via electronic media, containing information in general compliance with the following:

   .   BILLING REPORT

   Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, Issue Age, Underwriting Class, Automatic/Facultative Indicator, Substandard Rating, Premium Information, Allowance Information, First Year/Renewal Year Distinction, Net Amount At Risk, Transaction code, Transaction Effective Date.

   .   POLICY EXHIBIT

                                                                   Case
                                                                   Count Volume
                                                                   ----- ------
Beginning In Force
   New Business
   Reinstatements
   Other Increases
   Lapses
   Deaths
   Other Terminations
   Recaptures
   Other Decreases
   Natural Variance
Ending In Force

On a Quarterly basis we will submit to you, via electronic media, an in force listing containing information in general compliance with the following:

   .   IN FORCE LISTING

   Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, issue Age, Underwriting Class, Automatic/Facultative Indicator, Substandard Rating, Net Amount At Risk.

                                   EXHIBIT C
                            (Effective __________)

                       REINSURANCE RATES AND ALLOWANCES

I. NET AMOUNT AT RISK CALCULATION

   Single Life Plans:

   The Net Amount at Risk in any policy year will be the difference between the face amount of death benefit reinsured and the cash value, taken to the nearest dollar, as of the policy anniversary occurring in that year. Your share of the net amount at risk of each eligible policy will be the "Policy Percentage" times the total net amount at risk of the policy with total net amount at risk equal to face amount minus account value. "Policy Percentage" is defined as: (your percentage of 25%) x (Ultimate Face Amount - Retention Limit) / (Ultimate Face Amount).

   First-to-Die Plans:

   Each insured life is considered a separate policy. The Net Amount at Risk for First-to-Die Plans is calculated on each life individually using the same procedures as described for Single Life Plan, above.

   Second-to-Die Plans:

   Frasierized

   The Net Amount at Risk in any policy year will be the difference between the face amount of death benefit reinsured and the cash value, taken to the nearest dollar, as of the policy anniversary occurring in that year. Your share of the net amount at risk of each eligible policy will be the "Policy Percentage" times the total net amount at risk of the policy with total net amount at risk equal to face amount minus account value. "Policy Percentage" is defined as: (your percentage of 25%) x (Ultimate Face Amount - Retention Limit) / (Ultimate Face Amount).

II. RATES AND ALLOWANCES FOR LIFE REINSURANCE

    A. Single Life

   The single life YRT Rates shown in this Exhibit are a percentage of the 2001 Valuation Basic Table (VBT), NS/SM, ANB or ALB, depending on plan. These are annual rates for standard risks and are per $1,000 of the Net Amount at Risk reinsured. We will pay you these rates multiplied by the following percentages:

                                                 Phoenix
                                              Accumulator UL UL/VUL Express VUL
                                              -------------- ------ -----------
Risk Class
Male Preferred Plus
Male Preferred
Male Nonsmoker
Male Smoker
Female Preferred Plus
Female Preferred
Female Nonsmoker
Female Smoker

    B. Joint First-To-Die

   The joint first to die premium will be calculated based on the sum of the single life rates for the two net amounts at risk for each life, using the following percentages:

                                                                         UL/VUL
                                                                         ------
Risk Class
Male Preferred Plus
Male Preferred
Male Nonsmoker
Male Smoker
Female Preferred Plus
Female Preferred
Female Nonsmoker
Female Smoker

    C. Joint Second-To-Die Frasierized Products

   The joint second to die frasierized premium will be calculated as follows:
   The monthly survivorship rate is calculated using the percentages shown below to determine the annual premium rate applicable to each insured life. The single life rates will then be frasierized to determine the annual premium rate per $1,000 of NAR, subject to a minimum of $______.

   q/L/\\x+t-1:y+t-1\\ /12 = monthly survivorship rate

   q/L/\\x+t-1:y+t-1\\ = 1 - (\\t\\p/L/\\xy\\ / \\t-1\\p/L/\\xy\\) where

   q/L/\\x+t-1:y+t-1\\ = the annual survivorship mortality rate for both insureds.

   \\t\\p/L/\\xy\\ = \\t\\p\\x\\ + \\t\\p\\y\\ - \\t\\p\\x\\ * \\t\\p\\y\\

   \\t\\p\\x\\ = II p\\x+r\\ for r = 0, 1, ...t-1

   p\\x+r\\ = 1- q\\x+r\\ where q is the single life rate.

   The rate charged will be the calculated rate or, if larger, $____/1000 of NAR per year.

                                                                         UL/VUL
                                                                         ------
Risk Class
Male Preferred Plus
Male Preferred
Male Nonsmoker
Male Smoker
Female Preferred Plus
Female Preferred
Female Nonsmoker
Female Smoker

    E. Riders

   Rates for riders will be the same as those for the base plans. However, no reinsurance charge will be applied for any riders allowing for the exchange of a Joint Second-to-Die policy for two single life policies, one on the life of each insured.

III. POLICY FEE

   No policy fee will be charged.

IV. RATES FOR SUBSTANDARD TABLE RATINGS

   For substandard risks issued at table ratings, the standard rate will be multiplied by the appropriate mortality factor as shown below. Table ratings are applied to the single life rate prior to blending. For Table T and Uninsurable ratings: (1) the other life must be rated standard through table D; (2) the survivorship rate will be the single life rate for the healthy life.

      Table             Mortality             Table             Mortality
      Rating              Factor              Rating              Factor
      ------        ------------------  ------------------  ------------------

V. RATES AND ALLOWANCES FOR FLAT EXTRA RATINGS

   Substandard risks issued with flat extra ratings will be coinsured. We will pay you the appropriate portion of the flat extra premium charged the insured less an allowance that is determined by the duration of the flat extra premium. Allowances for flat extra premiums payable for more than five years will be 75% in the first year and 10% in all renewal years. Allowances for flat extra premiums payable for five years or less will be 10% in all years.

VI. RATES AND ALLOWANCES FOR WAIVER OF PREMIUM DISABILITY BENEFIT

   Waiver of Premium Disability Benefits are not reinsured under this Agreement.

VII. RATES FOR ACCIDENTAL DEATH BENEFIT

   Accidental Death Benefits are not reinsured under this Agreement.

VIII. PREMIUM TAXES

   You will not reimburse us for premium taxes for reinsurance ceded under this Agreement.

IX. RECAPTURE PERIOD

   Recapture will be allowed after twenty years after the issue date of the covered policy.

X. CONVERSIONS

   For the purposes of this Agreement, and unless otherwise specifically covered elsewhere, "conversions" will mean continuations, rollovers and/or conversions. The policy being converted to may be issued by Phoenix Life Insurance Company, or any of its' subsidiaries.

   When the conversion is from a single life policy originally issued on a term product or rider covered under this Agreement to a single life policy, and when there is no new underwriting involved at time of conversion, the rates charged will be those single life rates shown in this Exhibit, and will be based on the original issue age of the insured and the current duration of the original policy at the time of the conversion, i.e. point-in-scale basis.

   When the conversion is from a single life policy originally issued on a term product or rider covered under this Agreement to a first to die policy, and when there is no new underwriting involved at time of conversion, the rates charged will be those single life rates shown in this Exhibit, and will be based on the original issue age of the insured and the current duration of the original policy at the time of the conversion, i.e. point-in-scale basis. Reinsurance coverage under this Agreement will only apply to the insured(s) whose original policy was covered under this Agreement.

   Where the conversion includes normal underwriting on any portion of the converted policy, for reinsurance purposes the following will apply:

   . Single life to Single life - we will consider the policy as new business, and will cede the policy accordingly. Any conversions from policies originally covered under this Agreement, to products that are also covered under this Agreement, where underwriting is involved, will be ceded to this Agreement as new business, in conjunction with all other terms included in this Agreement.

   . Single life to Joint Second to Die - Phoenix Life Insurance Company will fully retain the converted policy.

   . Single life to First to Die - Phoenix Life Insurance Company will fully retain the life being underwritten on the converted policy.

   Single Life:

   The following factors will be applied to the 1975-80 Select and Ultimate Basic ANB Table and the Society of Actuaries extension for issue ages above 70 for converted policies.

Preferred Plus                                                             ___%
Preferred                                                                  ___%
Nonsmoker                                                                  ___%
Smoker                                                                     ___%

XI. EXPERIENCE REFUND

   Reinsurance under this Agreement is not eligible for an Experience Refund.

XII. REENTRIES

   Administration of reentries will be on the same basis as used for the underlying policy on which reinsurance is based.